                                                                    EXHIBIT 99.1

                                 NEWS RELEASE
                                -- IMMEDIATE --



          MEGABIOS CORP.                        GENEMEDICINE, INC.
          Bennet Weintraub                      Richard Waldron
          CFO and Vice President Finance        CFO and Vice President Finance
          (650) 697-1900 x214                   (281) 364-1150
          bweintraub@megabios.com               waldrr@genemedicine.com

          BURNS MCCLELLAN, INC.                 BRIDGE TECHNOLOGY GROUP LLC
          John Nugent (Investors)               Jennifer La Vin (Investors)
          (212) 213-0006                        (212) 554-4158
          Michelle Corral (Media)
          (415) 352-6262

                   GENEMEDICINE AND MEGABIOS AGREE TO MERGE
                   ----------------------------------------

            TO CREATE INDUSTRY LEADER IN PLASMID-BASED GENE THERAPY
            -------------------------------------------------------

BURLINGAME, CALIF. AND THE WOODLANDS, TEXAS, OCTOBER 26, 1998 -- Megabios Corp. (Nasdaq: MBIO - news) and GeneMedicine Inc. (Nasdaq: GMED - news) today announced the signing of a definitive merger agreement, creating the industry leader for gene-based therapeutics using plasmid, or non-viral, technology. At the close of the merger, the combined company will have seven products in clinical development, four ongoing corporate partnerships with Eli Lilly, Glaxo Wellcome, Corange International, a subsidiary of Roche Holdings Ltd. and DSM Biologics, and approximately $57 million in cash and investments. The management of both companies believes this business combination should enable the combined company to leverage its collective scientific expertise, intellectual property and product development efforts into additional corporate partnerships and successful products more readily than either company alone.

Under the terms of the agreement, which was unanimously approved by the boards of both companies, each outstanding share of GeneMedicine common stock will be exchanged, at a fixed exchange ratio of 0.571, for newly issued shares of common stock of Megabios Corp. This will result in the issuance of approximately 9.1 million additional Megabios Corp. shares, valued at about $38 million based on Megabios Corp.'s closing price of Friday, October 23, 1998. In addition, all outstanding employee stock options of GeneMedicine will convert into Megabios options at the same exchange ratio. The Board of Directors of the combined company will consist of eight directors, three of whom will be current directors of GeneMedicine, and Benjamin F. McGraw III will remain as chairman, president and CEO of the combined entity.

The proposed transaction will be accounted for as a purchase. A significant portion of the excess purchase price is expected to be charged to in-process research and development and will result in a charge to earnings to the combined company that will be reflected in the company's financial statements for the quarter in which the transaction is completed. The merger is subject to the approval of shareholders of both companies and appropriate governmental agencies. The transaction is expected to close in the first calendar quarter of 1999. Hambrecht & Quist LLC served as advisors to Megabios and PaineWebber Incorporated served as advisors to GeneMedicine for this transaction.

"We believe this transaction creates the obvious partnering choice for biotechnology and pharmaceutical companies who want to pursue plasmid-based therapeutics," stated Benjamin F. McGraw III, chairman, president, and CEO of Megabios Corp. "By leveraging the strength of the core science, the combined patent portfolio and the similarity of business strategies, the combined business will have an improved ability to serve the interests of our current collaborators and attract new corporate sponsorship of plasmid-based product development. This transaction also allows us to eliminate any duplication of research efforts by combining the development goals each company might have pursued individually, enabling operations to be streamlined. We will continue to operate at facilities in both California and Texas, but expect to achieve operational synergies through rationalization."

"The revolution in medical science brought about by genomics research has greatly enhanced the opportunity for using gene-based therapeutics to become a treatment method for a broad range of diseases," said Stanley T. Crooke, chairman of the Board of Directors of GeneMedicine. "GeneMedicine and Megabios each have developed significant technology platforms to control the delivery to, and function of, therapeutic genes in a variety of tissues. This business combination brings together these complementary technology platforms and creates a strong research knowledge base and intellectual property position that is foremost in the field. Because both companies have complementary scientific strengths and similar business strategies, I believe the combination of research efforts and product development capabilities will leverage each company's expertise into an organization that can more effectively develop gene-based therapeutics as solutions for a wide variety of diseases with unmet medical needs."

Megabios has corporate partnerships with Glaxo Wellcome plc to develop a treatment for cystic fibrosis using the CFTR gene and with Eli Lilly & Co. to develop treatments for breast and ovarian cancer using the BRCA1 gene. GeneMedicine recently expanded its corporate alliance with the Corange International Limited subsidiary of Roche Holdings Ltd to cover all human cancer indications for gene medicines utilizing the genes for Interleukin-2 (IL-2), Interferon-alpha (IFN-a) and Interleukin-12 (IL-12). In addition, Megabios has a manufacturing partnership with DSM Biologics based on its proprietary methods for the manufacture of DNA plasmids and DNA:lipid complexes, creating the first contract facilities that can produce high-quality, ultrapure material for plasmid-based therapeutics on every scale, from preclinical toxicology studies to commercial products.

Megabios Corp. develops proprietary gene delivery systems and applies its preclinical and early clinical development expertise to create gene-based therapeutics designed for the treatment or prevention of genetic and acquired diseases. Megabios has developed several in vivo gene delivery systems to address a number of potential therapeutic applications including cystic fibrosis, metastatic melanoma, non-small cell lung cancer, peripheral vascular disease and rheumatoid and osteoarthritis using a variety of therapeutic genes. The Company's commercial strategy is to enter into corporate partnerships for full-scale clinical development and marketing and sales of products. Additional information about Megabios can be found at www.megabios.com.

GeneMedicine, Inc. links proprietary gene delivery and expression technology and genomics to create gene medicines for treating certain cancers, neuromuscular disorders, cardiovascular diseases, and pulmonary diseases, as well as the development of genetic vaccines for treatment or prevention of infectious diseases. Gene medicines deliver instructions to targeted cells in the body to produce therapeutic proteins or desired immune responses. GeneMedicine's core technology includes lipid-, polymer-, and peptide-based gene delivery systems, each able to be applied to specific clinical targets and gene expression systems to regulate the production of multiple genes. Additional information about GeneMedicine can be found at www.gmed.com.
                                      ###

Statements in this press release that are not strictly historical are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. There can be no assurance that Megabios or GeneMedicine, individually or jointly, will be able to develop a commercially viable gene-based therapeutic, that any of the programs will be partnered with a pharmaceutical partner, that necessary regulatory approvals will be obtained, that any clinical trials will be successful, or that the merger between GeneMedicine and Megabios will be successful. Actual results may differ from those projected in the forward looking statements due to risks and uncertainties that exist in both Company's operations and business environments, described more fully in the Megabios annual report on Form 10-K for the period ended June 30, 1998, and the GeneMedicine annual report on Form 10-K for the period ended December 31, 1997, filed with the Securities and Exchange Commission.